Exhibit 99.1

For immediate release February 19, 2007	Eric R. Graef Preformed Line Products (440) 473-9249
PREFORMED LINE PRODUCTS ANNOUNCES IMPROVED FINANCIAL RESULTS
FOR THE FOURTH QUARTER AND FULL YEAR 2006
Mayfield Village, Ohio, February 19, 2007 — Preformed Line Products Company (Nasdaq: PLPC) today reported financial results for the fourth quarter and the full year ended December 31, 2006.
Net income for the quarter ended December 31, 2006 increased to $2,032,000, or $.38 per diluted share, compared to $883,000, or $.15 per diluted share, for the comparable period in 2005. Net sales in the fourth quarter 2006 were $51,765,000, an 11% increase from last year’s $46,726,000.
Net income for the full year ended December 31, 2006 increased to $12,060,000, or $2.13 per diluted share, compared to the prior year’s $11,986,000, or $2.07 per diluted share. Net sales increased 5% to $216,937,000 for the full year 2006 compared to $205,804,000 in 2005.
Rob Ruhlman, Chairman and Chief Executive Officer, said, “Our international operations had a record year for both sales and income. International sales of $105 million were 17% higher than the previous year. Currency had a $2.8 million favorable impact on sales. Our 2006 domestic sales were 3% lower than 2005 as a result of a weak telecommunications market. However, domestic sales recovered in the fourth quarter and were 9% stronger than the fourth quarter of 2005 in our core energy and telecommunication markets. This trend is continuing into 2007 as we anticipated. I am particularly pleased with our fourth quarter net income more than doubling that of 2005. One of our biggest challenges for 2007 will be improving operating efficiencies in our domestic operations to make up for continuing increases in raw material costs.”

PAGE 2 / PLP ANNOUNCES FOURTH QUARTER RESULTS
On Thursday, February 15, 2007 the Board of Directors authorized the Company to repurchase up to 200,000 common shares, $2 par value per share, or approximately 3.7% of the Company’s outstanding common shares. Under the repurchase program, which does not have a stated expiration date, the Company has authority to repurchase common shares through the open market, block purchases, or in negotiated private transactions on an ongoing basis. The repurchases will be subject to availability of common shares, general market conditions, the trading price of the common shares, alternative uses for capital, and the Company’s financial condition and performance.
The Board of Directors also declared a regular quarterly dividend in the amount of $.20 per share on the Company’s common shares, payable April 20, 2007 to shareholders of record at the close of business on April 2, 2007.
Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.
Preformed’s world headquarters are in Cleveland, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albemarle, North Carolina, and Asheville, North Carolina. The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Mexico, New Zealand, South Africa, Spain and Thailand.
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company’s products, increases in raw material prices, the Company’s ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the heading “Forward-Looking Statements” in the Company’s Form 10-K filed with the SEC on March 15, 2006. The Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED INCOME
(UNAUDITED)

	Quarter		Year
	ended December 31,		ended December 31,
In thousands, except per share data	2006	2005	2006	2005

Net sales	$51,765	$46,726	$216,937	$205,804
Cost of products sold	35,639	32,609	147,132	138,384

GROSS PROFIT	16,126	14,117	69,805	67,420

Costs and expenses
Selling	5,611	5,483	22,483	21,665
General and administrative	6,500	5,928	23,893	22,392
Research and engineering	1,852	2,065	7,659	6,700
Other operating expenses — net	69	177	387	219

	14,032	13,653	54,422	50,976

Royalty income — net	330	334	1,334	1,447

OPERATING INCOME	2,424	798	16,717	17,891

Other income (expense)
Interest income	350	386	1,494	1,103
Interest expense	(165)	(106)	(564)	(379)
Other expense — net	(18)	(28)	(71)	(109)

	167	252	859	615

INCOME BEFORE INCOME TAXES	2,591	1,050	17,576	18,506

Income taxes	559	167	5,516	6,520

NET INCOME	$2,032	$883	$12,060	$11,986

Net income per share — basic	$0.38	$0.15	$2.15	$2.09

Net income per share — diluted	$0.38	$0.15	$2.13	$2.07

Cash dividends declared per share	$0.20	$0.20	$0.80	$0.80

Weighted average number of shares outstanding — basic	5,360	5,733	5,611	5,725

Weighted average number of shares outstanding — diluted	5,405	5,797	5,660	5,783

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
Thousands of dollars, except share data	2006	2005

ASSETS
Cash and cash equivalents	$29,949	$39,592
Accounts receivable, less allowances of $762 ($789 in 2005)	30,029	26,481
Inventories-net	40,415	37,618
Deferred income taxes	2,639	3,870
Prepaids and other	2,504	2,832

TOTAL CURRENT ASSETS	105,536	110,393

Property and equipment — net	52,810	48,804
Deferred income taxes	5,145	2,060
Goodwill — net	2,166	2,018
Patents and other intangibles — net	2,546	2,871
Other assets	2,760	2,401

TOTAL ASSETS	$170,963	$168,547

LIABILITIES AND SHAREHOLDERS’ EQUITY
Notes payable to banks	$3,738	$1,156
Current portion of long-term debt	2,157	4,806
Trade accounts payable	11,606	10,878
Accrued compensation and amounts withheld from employees	5,556	5,161
Accrued expenses and other liabilities	4,551	6,406
Accrued profit-sharing and other	3,596	4,290
Dividends payable	1,072	1,147
Income taxes	1,129	881

TOTAL CURRENT LIABILITIES	33,405	34,725

Long-term debt, less current portion	2,204	122
Deferred income taxes	439	157
Unfunded pension obligation	3,982	—

SHAREHOLDERS’ EQUITY
Common shares — $2 par value, 15,000,000 shares authorized, 5,360,259 and 5,734,797 outstanding, net of 365,311 and 511,159 treasury shares at par, respectively	10,721	11,470
Paid in capital	1,562	1,237
Retained earnings	131,734	135,481
Accumulated other comprehensive loss	(13,084)	(14,645)

TOTAL SHAREHOLDERS’ EQUITY	130,933	133,543

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$170,963	$168,547